U.S. Gold Corp. appoints Mr. Douglas Newby to the Board of Directors

Brings deep industry and permitting experience to the USAU Board

ELKO, NV, September 23, 2019 – U.S. Gold Corp. (NASDAQ: USAU), a gold exploration and development company, is pleased to announce that Mr. Douglas Newby has been appointed to the Board of Directors. Mr. Newby has also been appointed to the Compensation Committee, Nominating Committee and Technical Committee and becomes the new Chair of the U.S. Gold Corp. Audit Committee.

Edward Karr, President and CEO of U.S. Gold Corp., stated, “All of the Directors of U.S. Gold Corp. are pleased to welcome Douglas Newby to our Board. I have personally known Douglas for many years and have great respect for his industry knowledge. We look forward to his future contributions to the overall Board, audit committee and permitting assistance with our Copper King project in Wyoming and our Nevada exploration opportunities.”

Douglas Newby commented, “I am excited to be able to help U.S. Gold Corp. advance its Copper King gold-copper project in Wyoming, as well as its portfolio of Nevada exploration properties. Based on the 2018 Preliminary Economic Assessment, we believe that Copper King offers a rare combination of potentially significant cash flow generation, modest capital cost and a supportive community and regulatory environment. The management team and board bring a wealth of government, operating and financing experience.”

Mr. Newby has over 35-years of experience in evaluation, finance, and corporate management in the global mining industry.

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded U.S.-focused gold exploration and development company. U.S. Gold Corp. has a portfolio of development and exploration properties. Copper King is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone is an exploration property on the Cortez Trend in Nevada. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold.

Forward-looking and cautionary statements

Forward-looking statements in this press release and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: changes in the price of gold and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. We assume no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

INVESTOR CONTACT:

U.S. Gold Corp. Investor Relations:

+1-800-557-4550
ir@usgoldcorp.gold
www.usgoldcorp.gold